UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BLACKROCK TCP CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BlackRock TCP Capital Corp.
2951 28th Street, Suite 1000
Santa Monica, California 90405

Dear Fellow Stockholder:

We are writing to inform you that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of BlackRock TCP Capital Corp. (the “Company”) has been adjourned and will reconvene virtually at https://event.webcasts.com/starthere.jsp?ei=1618460&tp_key=1af62e6723 on Tuesday, June 13, 2023 at 9:00 a.m. Pacific Time to allow us more time to solicit votes with respect to the proposal (the “Common Stock Proposal”) to renew the Company’s authorization, with approval of its Board of Directors, to sell shares of the Company’s common stock at a price or prices below its then current net asset value per share in one or more offerings (for up to the next 12 months), subject to certain limitations set forth in the Company’s Definitive Proxy Statement (including, without limitation, that the number of shares sold on any given date does not exceed 25% of the Company’s then outstanding common stock immediately prior to such sale).  The Annual Meeting has not been adjourned with respect to the election of the six Director nominees to the Board of Directors of the Company.

Our records indicate that as of March 27, 2023, the “Record Date” for the Annual Meeting, you held shares of the Company and, therefore, you are entitled to vote on the Common Stock Proposal, which is described in the Company’s Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”) as set forth on the proxy card attached thereto, which were mailed to you on or about April 10, 2023. Our records indicate that we have not yet received your vote on the Common Stock Proposal.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

In particular, the Company’s Board of Directors, including the Independent Directors, recommends that you vote your shares in favor of the Common Stock Proposal. Voting promptly may help reduce solicitation costs and will stop you from receiving follow up phone calls or mailings.

As the date of the adjourned Annual Meeting approaches, if we have not received your proxy you may receive a phone call from a representative of D.F. King & Co., Inc., the Company’s proxy solicitor, reminding you to exercise your right to vote. The reconvened Annual Meeting will begin at approximately 9:00 a.m. Pacific Time, at https://event.webcasts.com/starthere.jsp?ei=1618460&tp_key=1af62e6723, with online check-in beginning at 8:30 a.m. Pacific Time on June 13, 2023. Ample time should be allowed for the check-in procedures. In the event of difficulties during the check-in time or during the reconvened Annual Meeting, technical support at the number posted on the Annual Meeting log-in page should be consulted.

Thank you in advance for your participation and your consideration in this extremely important matter.

Sincerely yours,

/s/ Rajneesh Vig

Rajneesh Vig
Chair of the Board of Directors and
Chief Executive Officer